EXHIBIT 99.1

FOR IMMEDIATE RELEASE
October 22, 2013
Contact: Amanda Taylor
ViewPoint Financial Group, Inc.
972-509-2011

ViewPoint Financial Group, Inc. Reports Third Quarter 2013 Earnings
Commercial Loan Growth Continues

PLANO, Texas, October 22, 2013 -- ViewPoint Financial Group, Inc. (NASDAQ: VPFG) (the “Company”), the holding company for ViewPoint Bank, N.A. (the “Bank”), today announced net income of $8.2 million for the quarter ended September 30, 2013, a decrease of $3.1 million, or 27.4%, from the quarter ended September 30, 2012. Compared to the second quarter of 2013, net income increased by $38,000, or 0.5%. Basic earnings per share for the quarter ended September 30, 2013, increased $.01 on a linked quarter basis to $0.22. Compared to the quarter ended September 30, 2012, basic earnings per share declined by $0.08. Diluted earnings per share for the quarter ended September 30, 2013, was $0.21.

Third Quarter 2013 Results

•
Continued shift in earning asset revenue as commercial loan portfolio grows: Our commercial loan portfolio, consisting of commercial real estate and commercial and industrial ("C&I") loans, totaled $1.4 billion at September 30, 2013, up $392.2 million, or 37.5%, from September 30, 2012, and up $121.4 million, or 9.2%, from June 30, 2013. Interest income on the commercial loan portfolio increased $2.3 million, or 15.1%, from the quarter ended September 30, 2012, with commercial loans generating 51.8% of the Company's interest income during the third quarter of 2013, compared to 41.2% of interest income earned during the same quarter in 2012.

•
Strong growth in energy lending portfolio: In May 2013, the Company formed its Energy Finance group, which provides loans to oil and gas companies throughout the United States. Oil and gas loans, which are included in our commercial and industrial loan portfolio, totaled $114.2 million at September 30, 2013, up from $57.5 million at June 30, 2013.

•
Non-performing loans hit lowest level in eight quarters: Non-performing loans totaled $22.3 million at September 30, 2013, which is the lowest level in eight quarters. Net charge-offs for the quarter ended September 30, 2013 totaled $250,000, down from $1.2 million for the quarter ended June 30, 2013, and up $42,000 from the quarter ended September 30, 2012.

•
Announced quarterly cash dividend of $0.12 per share, up 20% from prior quarter: The Company today announced a quarterly cash dividend of $0.12 per share, up $0.02, or 20%, from $0.10 per share in the prior quarter.

“I continue to be pleased with the results of our commercial banking strategy,” said President and CEO Kevin Hanigan. “Once again, our commercial lending team produced solid loan growth, as well as increased valuable non-interest-bearing deposits. I’m also encouraged by the strong performance of our new Energy Finance group. We’re in the right place, we’ve got the right team, and I’m excited about our future.”

Financial Highlights

	At or For the Quarters Ended
	September	June	September
(unaudited)	2013	2013	2012
	(Dollars in thousands, except per share amounts)
Net interest income	$29,188	$30,438	$31,619
Provision (benefit) for loan losses	(158)	1,858	814
Non-interest income	5,226	5,743	7,819
Non-interest expense	22,173	21,703	21,210
Income tax expense	4,187	4,446	6,098
Net income	$8,212	$8,174	$11,316

Basic earnings per common share	$0.22	$0.21	$0.30
Weighted average common shares outstanding - basic	37,594,701	37,545,050	37,362,535
Estimated Tier 1 risk-based capital ratio[1]	19.17%	17.97%	22.16%
Tangible common equity to tangible assets - Non-GAAP [2]	15.18%	14.10%	13.45%
1 Calculated at the ViewPoint Financial Group, Inc. level, which is subject to the capital adequacy requirements of the Federal Reserve. The decline in our September 2013 and June 2013 ratio is primarily the result of a risk weighting change from 50% to 100% on our Warehouse Purchase Program loans.
2 See the section labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document.

Net Interest Income and Net Interest Margin

	For the Quarters Ended
	September	June	September
(unaudited)	2013	2013	2012
	(Dollars in thousands)
Interest income:
Loans held for investment	$24,188	$24,844	$23,635
Loans held for sale	6,617	7,307	9,104
Securities	3,038	3,120	4,240
Interest-earning deposit accounts	32	25	29
Total interest income	$33,875	$35,296	$37,008

Net interest income	$29,188	$30,438	$31,619
Net interest margin	3.63%	3.72%	3.70%
Selected average balances:
Total earning assets	$3,212,156	$3,271,436	$3,414,701
Total loans	$2,517,255	$2,544,695	$2,450,143
Total securities	$640,041	$680,931	$914,818
Total deposits	$2,204,371	$2,187,865	$2,183,998
Total borrowings	$587,651	$679,693	$863,949
Total non-interest-bearing demand deposits	$405,344	$393,815	$338,074
Total interest-bearing liabilities	$2,386,678	$2,473,743	$2,709,873
Net interest income for the quarter ended September 30, 2013, was $29.2 million, a $2.4 million decrease from the third quarter of 2012 and a $1.3 million decrease from the second quarter of 2013. The year-over-year decrease was primarily due to a $1.9 million decrease in interest income on loans and a $1.2 million decrease in interest income on securities, partially offset by a $702,000 decrease in interest expense.
The decrease in interest income on loans from the quarter ended September 30, 2012, was primarily due to a $2.5 million decrease in interest income from loans held for sale, as well as a decline in yields earned on most loan portfolios. The average balance of loans held for sale decreased by $200.9 million, or 22.7%, compared to the third quarter of 2012 (the 2012 period included $11.1 million in loans held for sale at our former mortgage subsidiary, ViewPoint Mortgage.) This decline was more than offset by a $376.0 million, or 38.8%, increase in the average balance of commercial loans. Growth in commercial loan volume was partially offset by lower yields, as the average yield on commercial real estate and commercial and industrial loans declined by 94 and 135 basis points, respectively, from the third quarter of 2012. The average yield on loans decreased 44 basis points to 4.90% for the third quarter of 2013, compared to 5.34% for the third quarter of 2012.
The average balance of securities declined $274.8 million, or 30.0%, during the third quarter of 2013 compared to the same period in 2012, while the average yield on securities increased by five basis points for the comparable periods. The decline in average balances in our securities portfolio over the past year was primarily due to normal paydowns and the sale of securities that were not consistent with our portfolio strategy. The proceeds from the securities paydowns and sales were re-deployed to support commercial loan growth.
Third quarter 2013 interest expense decreased $702,000 from the 2012 third quarter, primarily due to a $449,000, or 17.9%, decrease in the interest paid on FHLB advances, and a $245,000, or 9.2%, decrease in interest paid on deposits. The average balances of FHLB advances and other borrowings declined by $276.3 million, or 32.0%, from the comparable prior year period, primarily due to lower Warehouse Purchase Program balances during the 2013 period, of which a portion was strategically funded with short-term advances. Additionally, the average rate paid on interest-bearing demand deposits declined by 22 basis points to 0.39% for the quarter ended September 30, 2013, from 0.61% for the quarter ended September 30, 2012. Average interest- bearing liabilities decreased by $323.2 million to $2.4 billion for the quarter ended September 30, 2013, compared to $2.7 billion for the same period in 2012, while the average cost of interest-bearing liabilities declined by one basis point to 0.79% for the quarter ended September 30, 2013.
The decrease in net interest income for the current period compared to the second quarter of 2013 was primarily due to a $1.3 million decrease in interest income from loans, driven primarily by lower yields earned on most loan portfolios. A $67.3 million increase in the average balance of commercial loans compared to the second quarter of 2013 partially offset a $69.7 million decline in the average balance of loans held for sale.
The average yield on the loan portfolio decreased by 15 basis points from 5.05% for the second quarter of 2013. The yield on loans was negatively impacted in the third quarter of 2013 by $377,000 of interest income reversed in September 2013 on three non-performing commercial real estate loans that were sold at par in the same month. Conversely, the yield on loans was positively impacted in the second quarter of 2013 by a $480,000 interest recovery on two commercial real estate loans that were paid in full, $154,000 in deferred fees immediately amortized due to the early payoff of two C&I loans, and $109,000 in accretion related to a purchased credit impaired C&I loan that was paid in full.
The net interest margin for the third quarter of 2013 was 3.63%, a seven basis point decrease from the third quarter of 2012 and a nine basis point decrease from the second quarter of 2013. Accretion of interest related to the Highlands acquisition contributed seven basis points to the net interest margin for the quarter ended September 30, 2013, compared to nine basis points for the quarter ended June 30, 2013. The average yield on earning assets for the 2013 third quarter was 4.22%, a 12 basis point decrease from the third quarter of 2012 and a ten basis point decrease from the second quarter of 2013.

Non-interest Income

Non-interest income for the quarter ended September 30, 2013 was $5.2 million, a $2.6 million decrease from the third quarter of 2012 and a $517,000 decrease from the second quarter of 2013. The decrease from the third quarter of 2012 was primarily attributable to a $1.0 million gain on the sale of mortgage loans and an $898,000 gain on the sale of available-for-sale securities recorded in 2012, with no comparable gains in the 2013 period. The Company no longer sells one- to four- family real estate loans due to the sale of ViewPoint Mortgage in the third quarter of 2012. Additionally, service charges and fees decreased $425,000 from the third quarter of 2012, primarily due to a decline in Warehouse Purchase Program collateral and wire fees, as well as $122,000 in ATM surcharge refunds, with no corresponding refunds in the 2012 period. In the fourth quarter of 2012, the Company began offering ATM refunds on certain checking products.

The decrease in non-interest income from second quarter 2013 was primarily due to a $403,000 decrease in gain on sale and disposition of assets and a $308,000 decrease in service charges and fees. The decrease in gain on sale and disposition of assets was primarily due to gains on the disposition of purchased credit impaired loans (acquired from Highlands) during the second quarter of 2013, with no corresponding gains during the third quarter. The decrease in service charges and fees was primarily due to a $230,000 decline in commercial loan pre-payment penalty fee income, as well as a decline in Warehouse Purchase Program collateral and wire fees.

Non-interest Expenses

Non-interest expense for the quarter ended September 30, 2013, was $22.2 million, a $963,000 increase from the third quarter of 2012 and a $470,000 increase from the second quarter of 2013. The year-over-year increase in non-interest expense was primarily due to an $861,000 increase in salaries and employee benefits expense. This was partially offset by acquisition costs of $242,000 recognized in the 2012 period, with no corresponding costs in the 2013 period. The increase in salaries and employee benefits expenses primarily reflected increased health benefit costs as well as an increase in share-based compensation expense for the comparable periods due to additional share-based grants in 2013 and a rise in the price of the Company's stock, which impacts expense amounts.

The $470,000 increase in non-interest expense from the second quarter of 2013 was primarily due to a $1.0 million increase in salaries and employee benefits expense, which was partially offset by a $302,000 decrease in other non-interest expense. The increase in salaries and employee benefits expense primarily reflected a $577,000 increase in health benefit costs and an approximate $244,000 increase due to new hires and an additional pay day in the third quarter of 2013. Also, salary and employee benefit costs increased by $122,000 due to higher share-based compensation expenses resulting from new grants and a rise in the Company's average stock price. Other non-interest expense decreased for the comparable quarters primarily due to $400,000 in director retirement payments made during the second quarter of 2013.

Financial Condition

Gross loans held for investment at September 30, 2013, increased by $98.5 million, or 5.4%, from June 30, 2013, and 17.1% from September 30, 2012. Loans held for sale at September 30, 2013, decreased by $264.2 million, or 29.2%, from June 30, 2013, and 36.9% from September 30, 2012. Commercial real estate loan balances at September 30, 2013, increased by $43.7 million, or 4.4%, from June 30, 2013, and 31.9% from September 30, 2012, while commercial and industrial loans at September 30, 2013, increased by $77.7 million, or 24.8%, from June 30, 2013, and 54.9% from September 30, 2012.

Oil and gas loans, which are included in our commercial and industrial loans, totaled $114.2 million at September 30, 2013, up from $57.5 million at June 30, 2013. To further develop this line of business, the Company formed a new energy lending group in May 2013. The Energy Finance group focuses on providing loans to private and public oil and gas companies throughout the United States, with an emphasis on reserve-based transactions for development drilling, capital expenditures against oil and gas reserves, and acquisitions of oil and gas reserves. The group's offerings also include the Bank's full array of commercial services, including Treasury Management and Letters of Credit.

Total deposits increased by $58.8 million, or 2.7%, to $2.2 billion from June 30, 2013. The total reflects increases in all deposit categories except for interest-bearing demand deposits. Compared to September 30, 2012, deposits increased by $55.0 million, or 2.5%, which included a $51.3 million increase in non-interest-bearing demand deposits. Non-interest-bearing demand deposits totaled $401.1 million, or 17.8%, of total deposits at September 30, 2013, reaching a new high for the category.

In line with our commercial banking strategy, commercial non-interest-bearing demand deposits totaled $270.4 million at September 30, 2013, compared to $221.9 million at September 30, 2012, and helped to generate $315,000 in billed analysis treasury management fee income during the nine months ended September 30, 2013.

Total shareholders' equity increased by $6.7 million to $540.1 million at September 30, 2013, from $533.4 million at June 30, 2013. The Company's tangible common equity ratio was 15.18% at September 30, 2013, an increase of 108 basis points from June 30, 2013, and 173 basis points from September 30, 2012.

Credit Quality

	At or For the Quarters Ended
	September	June	September
(unaudited)	2013	2013	2012
	(Dollars in thousands)
Net charge-offs	$250	$1,223	$208
Net charge-offs/Average loans held for investment	0.05%	0.27%	0.05%
Provision (benefit) for loan losses	$(158)	$1,858	$814
Non-performing loans ("NPLs")	$22,307	$23,799	$28,081
NPLs/Total loans held for investment	1.15%	1.30%	1.70%
Non-performing assets ("NPAs")	$22,735	$24,356	$31,931
NPAs/Total assets	0.67%	0.68%	0.88%
NPAs/Loans held for investment and foreclosed assets	1.18	1.33	1.93
Allowance for loan losses	$18,869	$19,277	$19,835
Allowance for loan losses/Total loans held for investment	0.98%	1.05%	1.20%
Allowance for loan losses/Total loans held for investment excluding acquired loans [1]	1.05	1.15	1.41
Allowance for loan losses/NPLs	84.59	81.00	70.63
1 Excludes loans acquired from Highlands, which were initially recorded at fair value.

The Company recorded a provision benefit of $158,000 for the quarter ended September 30, 2013, compared to a provision expense of $1.9 million for the 2013 second quarter and $814,000 for the quarter ended September 30, 2012. Non-performing loans to total loans at September 30, 2013, was 1.15%, compared to 1.30% at June 30, 2013, and 1.70% at September 30, 2012. Non-performing loans decreased by $1.5 million to $22.3 million at September 30, 2013, from $23.8 million at June 30, 2013, and decreased $5.8 million from $28.1 million at September 30, 2012. At September 30, 2013, non-performing loans were at their lowest level in eight quarters. In the third quarter of 2013, three commercial real estate loans that were placed in nonaccrual status in September were sold at par in the same month, which avoided an increase in non-performing loans, as well as any potential losses on these three loans.

Net charge-offs totaled $250,000 for the third quarter of 2013, compared to $1.2 million for the second quarter and $208,000 for the third quarter of 2012. Second quarter charge-offs included $716,000 to settle the remaining balances of two commercial real estate loans. We believe that our credit quality has continued to improve due to sound underwriting of new transactions, enhancements in loan oversight and improved economic conditions in our market area.

Subsequent Events

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended September 30, 2013 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2013, and will adjust amounts preliminarily reported, if necessary.

On October 7, 2013, the Federal Financial Institutions Examination Council ("FFIEC") issued Supplemental Instructions for the September 30, 2013 Call Report, stating that certain residential mortgage loan purchase programs (like the Company's Warehouse Purchase Program) should be reported as loans held for investment.  The Company has historically reported these loans as loans held for sale in our Call Reports and US GAAP basis financial statements. We are currently evaluating the impact of the FFIEC Supplemental Instructions on our financial reporting. If we were to change our consolidated balance sheet classification from loans held for sale to loans held for investment, the change would have no material impact in net income or the balance sheet. In addition, the activity from the program would be reclassified out of operating activities to investing activities within our consolidated statement of cash flows.

Conference Call

The Company will also host an investor conference call to review these results on Wednesday, October 23, 2013, at 8 a.m. Central Time. Participants are asked to call (toll-free) 1-888-317-6016 at least five minutes prior to the call. International participants are asked to call 1-412-317-6016 and participants in Canada are asked to call (toll-free) 1-855-669-9657. The call and corresponding presentation slides will be webcast live on the home page of the Company's website, www.viewpointfinancialgroup.com. An audio replay will be available one hour after the conclusion of the call at 1-877-344-7529, Conference #10030674. This replay, as well as the webcast, will be available until the Company's next quarterly webcast/conference call.

About ViewPoint Financial Group, Inc.

ViewPoint Financial Group, Inc. is the holding company for ViewPoint Bank, N.A. ViewPoint Bank, N.A. operates 31 banking offices in the Dallas/Fort Worth metropolitan area, including two First National Bank of Jacksboro locations in Jack and Wise Counties. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.
When used in filings by the Company with the Securities and Exchange Commission (the “SEC”) in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things: changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; the industry-wide decline in mortgage production; competition; changes in management's business strategies; our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we have acquired or may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; and other factors set forth under Risk Factors in the Company's Form 10-K that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

VIEWPOINT FINANCIAL GROUP, INC.
Consolidated Balance Sheets

	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
	(Dollars in thousands)
ASSETS	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Cash and due from financial institutions	$33,803	$30,504	$25,724	$34,227	$24,429
Short-term interest-bearing deposits in other financial institutions	40,223	27,280	26,783	34,469	36,301
Total cash and cash equivalents	74,026	57,784	52,507	68,696	60,730
Securities available for sale, at fair value	264,657	287,834	315,438	287,034	316,780
Securities held to maturity	307,822	330,969	329,993	360,554	396,437
Total securities	572,479	618,803	645,431	647,588	713,217
Loans held for sale	640,028	904,228	757,472	1,060,720	1,014,445
Loans held for investment	1,933,669	1,835,187	1,745,737	1,690,769	1,651,639
Gross loans	2,573,697	2,739,415	2,503,209	2,751,489	2,666,084
Less: allowance for loan losses and deferred fees on loans held for investment	(19,513)	(19,162)	(18,282)	(17,565)	(19,719)
Net loans	2,554,184	2,720,253	2,484,927	2,733,924	2,646,365
FHLB and Federal Reserve Bank stock, at cost	29,632	41,475	31,607	45,025	43,383
Bank-owned life insurance	35,379	35,231	35,078	34,916	34,701
Premises and equipment, net	52,729	52,865	53,050	53,160	53,348
Goodwill	29,650	29,650	29,650	29,650	29,650
Other assets	35,528	38,423	41,386	50,099	54,639
Total assets	$3,383,607	$3,594,484	$3,373,636	$3,663,058	$3,636,033
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest-bearing demand	$401,136	$384,836	$392,759	$357,800	$349,880
Interest-bearing demand	451,248	464,262	481,966	488,748	471,672
Savings and money market	896,330	887,082	888,874	880,924	897,515
Time	499,228	453,000	449,491	450,334	473,834
Total deposits	2,247,942	2,189,180	2,213,090	2,177,806	2,192,901
FHLB advances	511,166	800,208	564,221	892,208	852,168
Repurchase agreement and other borrowings	25,000	25,000	25,000	25,000	25,000
Accrued expenses and other liabilities	59,410	46,662	40,358	47,173	49,611
Total liabilities	2,843,518	3,061,050	2,842,669	3,142,187	3,119,680

Shareholders’ equity
Common stock	400	399	399	396	396
Additional paid-in capital	375,563	373,378	373,492	372,168	369,904
Retained earnings	180,787	176,569	172,386	164,328	161,887
Accumulated other comprehensive income, net	155	271	2,239	1,895	2,449
Unearned Employee Stock Ownership Plan (ESOP) shares	(16,816)	(17,183)	(17,549)	(17,916)	(18,283)
Total shareholders’ equity	540,089	533,434	530,967	520,871	516,353
Total liabilities and shareholders’ equity	$3,383,607	$3,594,484	$3,373,636	$3,663,058	$3,636,033

VIEWPOINT FINANCIAL GROUP, INC.
Consolidated Quarterly Statements of Income (unaudited)

	For the Quarters Ended					Third Quarter 2013 Compared to:
	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012	Second Quarter 2013		Third Quarter 2012
Interest and dividend income	(Dollars in thousands)
Loans, including fees	$30,805	$32,151	$30,378	$33,247	$32,739	$(1,346)	(4.2)%	$(1,934)	(5.9)%
Taxable securities	2,337	2,457	2,403	2,591	3,616	(120)	(4.9)	(1,279)	(35.4)
Nontaxable securities	568	529	474	472	473	39	7.4	95	20.1
Interest-bearing deposits in other financial institutions	32	25	31	31	29	7	28.0	3	10.3
FHLB and Federal Reserve Bank stock	133	134	133	140	151	(1)	(0.7)	(18)	(11.9)
	33,875	35,296	33,419	36,481	37,008	(1,421)	(4.0)	(3,133)	(8.5)
Interest expense
Deposits	2,411	2,450	2,432	2,321	2,656	(39)	(1.6)	(245)	(9.2)
FHLB advances	2,066	2,205	2,261	2,423	2,515	(139)	(6.3)	(449)	(17.9)
Repurchase agreement	206	203	201	205	217	3	1.5	(11)	(5.1)
Other borrowings	4	—	—	4	1	4	N/M	3	300.0
	4,687	4,858	4,894	4,953	5,389	(171)	(3.5)	(702)	(13.0)
Net interest income	29,188	30,438	28,525	31,528	31,619	(1,250)	(4.1)	(2,431)	(7.7)
Provision (benefit) for loan losses	(158)	1,858	883	(17)	814	(2,016)	(108.5)	(972)	(119.4)
Net interest income after provision (benefit) for loan losses	29,346	28,580	27,642	31,545	30,805	766	2.7	(1,459)	(4.7)
Non-interest income
Service charges and fees	4,460	4,768	4,291	5,562	4,885	(308)	(6.5)	(425)	(8.7)
Other charges and fees	300	179	212	142	144	121	67.6	156	108.3
Net gain on sale of mortgage loans	—	—	—	—	1,030	—	N/M	(1,030)	(100.0)
Bank-owned life insurance income	148	153	162	216	210	(5)	(3.3)	(62)	(29.5)
Gain (loss) on sale of available for sale securities	—	—	(177)	—	898	—	N/M	(898)	(100.0)
Gain (loss) on sale and disposition of assets	41	444	230	(241)	187	(403)	(90.8)	(146)	(78.1)
Other	277	199	1,141	815	465	78	39.2	(188)	(40.4)
	5,226	5,743	5,859	6,494	7,819	(517)	(9.0)	(2,593)	(33.2)
Non-interest expense
Salaries and employee benefits	13,546	12,528	12,915	13,200	12,685	1,018	8.1	861	6.8
Acquisition costs	—	—	—	—	242	—	N/M	(242)	(100.0)
Advertising	666	751	513	599	379	(85)	(11.3)	287	75.7
Occupancy and equipment	1,830	1,938	1,790	1,934	2,009	(108)	(5.6)	(179)	(8.9)
Outside professional services	682	570	684	568	578	112	19.6	104	18.0
Regulatory assessments	629	650	579	661	668	(21)	(3.2)	(39)	(5.8)
Data processing	1,733	1,729	1,518	1,717	1,530	4	0.2	203	13.3
Office operations	1,603	1,751	1,648	1,831	1,834	(148)	(8.5)	(231)	(12.6)

Other	1,484	1,786	1,226	1,195	1,285	(302)	(16.9)	199	15.5
	22,173	21,703	20,873	21,705	21,210	470	2.2	963	4.5
Income before income tax expense	12,399	12,620	12,628	16,334	17,414	(221)	(1.8)	(5,015)	(28.8)
Income tax expense	4,187	4,446	4,570	5,973	6,098	(259)	(5.8)	(1,911)	(31.3)
Net income	$8,212	$8,174	$8,058	$10,361	$11,316	$38	0.5%	$(3,104)	(27.4)%

VIEWPOINT FINANCIAL GROUP, INC.
Selected Financial Highlights (unaudited)

	At or For the Quarters Ended
	September	June	September
	2013	2013	2012
	(Dollars in thousands, except share and per share amounts)
SHARE DATA:
Weighted average common shares outstanding- basic	37,594,701	37,545,050	37,362,535
Weighted average common shares outstanding- diluted	37,774,400	37,692,513	37,466,031
Shares outstanding at end of period	39,951,884	39,926,716	39,579,667
Income available to common shareholders[1]	$8,096	$8,058	$11,280
Basic earnings per common share	0.22	0.21	0.30
Diluted earnings per common share	0.21	0.21	0.30
Dividends declared per share	0.10	0.10	0.08
Total shareholders' equity	540,089	533,434	516,353
Common shareholders' equity per share (book value per share)	13.52	13.36	13.05
Tangible book value per share- Non-GAAP[2]	12.74	12.58	12.25
Market value per share for the quarter:
High	22.34	20.81	19.50
Low	19.62	17.97	15.88
Close	$20.67	$20.81	$19.17
KEY RATIOS:
Return on average common shareholders' equity	6.11%	6.14%	8.82%
Return on average assets	0.97	0.95	1.25
Efficiency ratio[3]	64.28	60.45	54.47
Estimated Tier 1 risk-based capital ratio[4]	19.17	17.97	22.16
Estimated total risk-based capital ratio[4]	19.88	18.66	23.08
Estimated Tier 1 leverage ratio[4]	15.17	14.71	13.54
Tangible equity to tangible assets- Non-GAAP[2]	15.18%	14.10%	13.45%
Number of employees- full-time equivalent	561	561	555
1 Net of distributed and undistributed earnings to participating securities.
2 See the section labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document.
3 Calculated by dividing total non-interest expense by net interest income plus non-interest income, excluding gain (loss) on assets, impairment of goodwill, amortization of intangible assets, gains (losses) from securities transactions and other non-recurring items.
4 Calculated at the ViewPoint Financial Group, Inc. level, which is subject to the capital adequacy requirements of the Federal Reserve. Beginning March 2013, capital ratios reflect a risk weighting change from 50% to 100% on our Warehouse Purchase Program loans.

VIEWPOINT FINANCIAL GROUP, INC.
Selected Loan Data (unaudited)

	Ending Balances at
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Loans:	(Dollars in thousands)
Loans held for sale	$640,028	$904,228	$757,472	$1,060,720	$1,014,445
Commercial real estate	1,048,428	1,004,719	897,534	839,908	794,619
Commercial and industrial loans:
Commercial	373,390	288,054	271,605	245,799	226,391
Warehouse lines of credit	17,356	24,977	30,861	32,726	25,936
Total commercial and industrial loans	390,746	313,031	302,466	278,525	252,327
Consumer:
Consumer real estate	444,380	465,055	490,599	513,256	542,103
Other consumer loans	50,115	52,382	55,138	59,080	62,590
Total consumer	494,495	517,437	545,737	572,336	604,693
Gross loans held for investment	1,933,669	1,835,187	1,745,737	1,690,769	1,651,639
Gross loans	$2,573,697	$2,739,415	$2,503,209	$2,751,489	$2,666,084
Non-performing assets:
Commercial real estate	$7,770	$8,625	$12,696	$13,609	$16,572
Commercial and industrial	5,788	6,849	6,807	5,401	4,597
Consumer real estate	8,237	7,913	7,840	7,931	6,661
Other consumer loans	512	412	378	262	251
Total non-performing loans	22,307	23,799	27,721	27,203	28,081
Foreclosed assets	428	557	1,505	1,901	3,850
Total non-performing assets	$22,735	$24,356	$29,226	$29,104	$31,931
Total non-performing assets to total assets	0.67%	0.68%	0.87%	0.79%	0.88%
Total non-performing loans to total loans held for investment	1.15	1.30	1.59	1.61	1.70
Allowance for loan losses to non-performing loans	84.59	81.00	67.25	66.36	70.63
Allowance for loan losses to total loans held for investment	0.98	1.05	1.07	1.07	1.20
Allowance for loan losses to total loans held for investment excluding acquired loans [1]	1.05%	1.15%	1.19%	1.23%	1.41%
Troubled debt restructured loans ("TDRs"):
Performing TDRs:
Commercial real estate	$—	$—	$3,372	$3,384	$3,087
Commercial and industrial	190	196	202	207	213
Consumer real estate	744	748	963	558	788
Other consumer loans	51	54	62	67	88
Total performing TDRs	$985	$998	$4,599	$4,216	$4,176
Non-performing TDRs:[2]
Commercial real estate	$7,559	$8,344	$11,786	$11,218	$8,849
Commercial and industrial	277	75	71	102	105
Consumer real estate	2,690	2,215	2,018	2,235	1,943
Other consumer loans	470	317	261	205	88
Total non-performing TDRs	$10,996	$10,951	$14,136	$13,760	$10,985

Allowance for loan losses:
Balance at beginning of period	$19,277	$18,642	$18,051	$19,835	$19,229
Provision expense (benefit)	(158)	1,858	883	(17)	814
Charge-offs	(356)	(1,394)	(476)	(1,936)	(412)
Recoveries	106	171	184	169	204
Balance at end of period	$18,869	$19,277	$18,642	$18,051	$19,835
Net charge-offs (recoveries)
Commercial real estate	$34	$716	$87	$185	$2
Commercial and industrial	204	64	172	893	(31)
Consumer real estate	(18)	320	23	437	94
Other consumer loans	30	123	10	252	143
Total net charge-offs	$250	$1,223	$292	$1,767	$208

[1] Excludes loans acquired from Highlands, which were initially recorded at fair value.
[2] Non-performing TDRs are included in the non-performing assets above.

VIEWPOINT FINANCIAL GROUP, INC.
Average Balances and Yields/Rates (unaudited)

	For the Quarters Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Loans:	(Dollars in thousands)
Commercial real estate	$1,007,449	$961,631	$839,155	$805,362	$762,521
Commercial and industrial loans:
Commercial	316,506	288,481	257,510	251,447	183,870
Warehouse lines of credit	21,077	27,670	26,037	26,072	22,639
Consumer real estate	453,939	476,226	504,965	524,213	550,341
Other consumer loans	51,414	53,759	57,164	60,435	63,142
Loans held for sale	685,852	755,577	738,234	908,603	886,743
Less: deferred fees and allowance for loan loss	(18,982)	(18,649)	(17,240)	(19,326)	(19,113)
Loans receivable	2,517,255	2,544,695	2,405,825	2,556,806	2,450,143
Securities	640,041	680,931	674,109	734,598	914,818
Overnight deposits	54,860	45,810	54,096	50,556	49,740
Total interest-earning assets	$3,212,156	$3,271,436	$3,134,030	$3,341,960	$3,414,701
Deposits:
Interest-bearing demand	$448,241	$459,433	$465,385	$463,465	$474,342
Savings and money market	892,355	883,507	877,690	888,410	894,916
Time	458,431	451,110	450,071	469,772	476,666
FHLB advances and other borrowings	587,651	679,693	590,238	770,627	863,949
Total interest-bearing liabilities	$2,386,678	$2,473,743	$2,383,384	$2,592,274	$2,709,873

Total assets	$3,390,837	$3,453,699	$3,322,899	$3,529,665	$3,607,101
Non-interest-bearing demand deposits	$405,344	$393,815	$367,217	$358,707	$338,074
Total deposits	$2,204,371	$2,187,865	$2,160,363	$2,180,354	$2,183,998
Total shareholders' equity	$537,901	$532,897	$527,958	$520,684	$513,431

Yields/Rates:
Commercial real estate	5.50%	5.85%	5.88%	6.17%	6.44%
Commercial and industrial loans:
Commercial	4.45%	4.97%	4.72%	5.24%	5.98%
Warehouse lines of credit	3.56%	3.57%	3.63%	3.71%	3.82%
Consumer real estate	5.15%	5.16%	5.30%	5.48%	5.40%
Other consumer loans	6.19%	5.94%	5.84%	6.00%	6.03%
Loans held for sale	3.86%	3.87%	3.92%	4.05%	4.11%
Loans receivable	4.90%	5.05%	5.05%	5.20%	5.34%
Securities	1.90%	1.83%	1.79%	1.74%	1.85%
Overnight deposits	0.23%	0.22%	0.23%	0.25%	0.23%
Total interest-earning assets	4.22%	4.32%	4.27%	4.37%	4.34%
Deposits:
Interest-bearing demand	0.39%	0.41%	0.40%	0.43%	0.61%
Savings and money market	0.28%	0.27%	0.27%	0.27%	0.27%

Time	1.18%	1.23%	1.22%	1.03%	1.11%
FHLB advances and other borrowings	1.55%	1.42%	1.67%	1.37%	1.27%
Total interest-bearing liabilities	0.79%	0.79%	0.82%	0.76%	0.80%
Net interest spread	3.43%	3.53%	3.45%	3.61%	3.54%
Net interest margin	3.63%	3.72%	3.64%	3.77%	3.70%
Cost of deposits (including non-interest-bearing demand)	0.44%	0.45%	0.45%	0.43%	0.49%

VIEWPOINT FINANCIAL GROUP, INC.
Supplemental Information- Non-GAAP Financial Measures (unaudited)

	Ending Balances At
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Calculation of Tangible Book Value per Share:	(Dollars in thousands, except share and per share amounts)
Total shareholders' equity	$540,089	$533,434	$530,967	$520,871	$516,353
Less: Goodwill	(29,650)	(29,650)	(29,650)	(29,650)	(29,650)
Identifiable intangible assets, net	(1,365)	(1,446)	(1,541)	(1,653)	(1,793)
Total tangible shareholders' equity	$509,074	$502,338	$499,776	$489,568	$484,910

Shares outstanding at end of period	39,951,884	39,926,716	39,948,031	39,612,911	39,579,667

Book value per share- GAAP	$13.52	$13.36	$13.29	$13.15	$13.05
Tangible book value per share- Non-GAAP	12.74	12.58	12.51	12.36	12.25

Calculation of Tangible Equity to Tangible Assets:
Total assets	$3,383,607	$3,594,484	$3,373,636	$3,663,058	$3,636,033
Less: Goodwill	(29,650)	(29,650)	(29,650)	(29,650)	(29,650)
Identifiable intangible assets, net	(1,365)	(1,446)	(1,541)	(1,653)	(1,793)
Total tangible assets	$3,352,592	$3,563,388	$3,342,445	$3,631,755	$3,604,590

Equity to assets- GAAP	15.96%	14.84%	15.74%	14.22%	14.20%
Tangible common equity to tangible assets- Non-GAAP	15.18	14.10	14.95	13.48	13.45